Exhibit 10.23

Certain identified information has been excluded from the exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

PRIVATE & CONFIDENTIAL

Date:	06/04/2014
Ref:	CAD/039/14

M/s. Brooge Petroleum and Gas Investment Company FZC

P.O. Box. No. 50170, Fujairah,

United Arab Emirates.

Dear Sirs,

Sub: FACILITY OFFER LETTER

We, National Bank of Abu Dhabi, RISC-Islamic Banking Division (“ISD-NBAD”), refer to your request and our recent discussions and are pleased to offer you the Islamic banking facilities detailed in Schedule (A) attached hereto (the “Facility”) subject to the terms hereinafter and the terms of the documentation to be concluded between you and ISD-NBAD in relation to the Facility.

Yours faithfully,

Fahad Al Shaer MD – ADNIF	/s/ Omar Katri
National Bank of Abu Dhabi, PJSC-Islamic Banking Division	Head of Business Banking

Date:	Date:

We agree and accept the terms of this Facility Offer Letter (the “Offer”) including the attached schedules and agree to be bound by its terms and conditions.

Signature:

M/s. Brooge Petroleum and Gas Investment Company FZC

Date:	15/4/2014

Certain identified information has been excluded from the exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Date:	06/04/2014
Ref:	CAD/039/14

SCHEDULE “A”

Facility	Limit (AED)	Pricing	Purpose / Tenor / Payment Source
Contract for Works & Forward Lease	310,718,000	6M EBOR+3.5% p.a. Minimum 5.5% p.a.

Purpose: To part finance for construction of properties (14 Oil Tanks) located at plot no. 130, Fujairah, United Arab Emirates through forward lease contract.

Repayment: In maximum 48 quarterly installments after 21 months construction period and 6 months grace period, final maturity maximum by 31/03/2028. Profit to be serviced on quarterly basis during construction period.

Payment Source: Operating cash flow / business income of the shareholders / other sources.

Total	310,718,000	[UAE Dirham Three Hundred Ten Million Seven Eighteen Thousand only]

Securities:

1.	Assignment of lease contract with off-takers in favor of ISD-NBAD

2.	Step in right over leased land in favor of NBAD to be provided.

3.	Mortgage over the financed assets in favor of NBAD to be provided, if the same is not owned by the lender in the Islamic structure.

4.	Corporate guarantee of including facility amount in addition to 10% of project cost as contingency, to be provided.

5.	Assignment of Contractor’s “All Risk Insurance policy” to ISD-NBAD as first beneficiary during construction and maintenance periods.

6.	Assignment of Fire Insurance Policy of the Property (upon completion of construction) in favor of ISD-NBAD as first beneficiary.

Date:	06/04/2014
Ref:	CAD/039/14

7.	Performance guarantee in favor of ISD-NBAD to be issued in a text and by a bank that are acceptable to ISD-NBAD equivalent to 10% of the Istisna contract amount. The performance guarantee should be lodged with ISD-NBAD prior to any disbursement.

8.	Advance payment guarantee (APG) in favor of ISD-NBAD to be issued in text and by a bank that are acceptable to ISD-NBAD and to be lodged with ISD-NBAD prior to any disbursement.

9.	Retention guarantee (RG) in favor of ISD-NBAD to be issued in text and by a bank that are acceptable to ISD-NBAD and to be lodged with ISD-NBAD prior to any disbursement.

10.	Assignment over the shares and accounts held with NBAD, to be provided.

11.	Assignment over EPC, O&M contracts and port facilities agreement, variations, if any, in specifications are subject to the Bank’s consents and contractors are to be notified and to adhere to this.

12.	All the contractor bonds to be assigned to the bank

Support:

1.	Direct Debit Authority.

2.	Undertaking to cover the default or shortfall, if any, in finance payment arrangement from your other sources of income.

3.	Project cash flow statement

Conditions:

1.	Amount of AED 3,107,180.00 as non-refundable study and documentation fee to be paid (AED 1,553,590.00 at the time of signing this Offer and AED 1,553,590.00 on first drawdown).

2.	Approval of the facility is subject to 50% sell down within 6 months period and positive market sounding.

3.	Due diligence must include satisfying evidence of sufficient demand and update regarding the complete status of the refinery on which the project is highly dependent

4.	Ownership covenants to be provided

5.	Minimum DSCR of 150% is required at all the times, if DSCR reaches to 120% or less, it must be trigger as an event of default.

Date:	06/04/2014
Ref:	CAD/039/14

6.	Amount equivalent to 1 quarterly instalment including profit to be kept in DSR accounts at all the times, 50% of the excess fund will be retained to reduce the facility tenor and remaining will be released to you.

7.	Technical advisor to be appointed from the beginning of the project and prior to construction.

8.	Technical advisor to provide the project management services and supervision of the construction, disbursement of the facility will be based progress report from Technical advisor.

9.	Construction cost will be turnkey / fixed cost and independent engineering consultant (Technical Advisor) to review the project design and construction agreement and ensure completion risk is mitigated with no escalation clause and minimum risk of cost overrun.

10.	Technical advisor to review the technical capabilities of the project and ensure that the project will suit a sufficient wide range of requirements from different potential off takers in terms of ancillary business.

11.	Duty of care of the technical advisor to be under the lender

12.	MOUs of 80% capacity to be provided maximum prior to first drawdown and satisfactory firm off take agreements covering at least 60% of the capacity and acceptable to the lender to be produced at completion. The MOUs to reflect the specifications / designs of the required tanks which must be in line with the tanks subject of finance.

13.	Debt equity ratio is (65:35) with 25% upfront and 10% pro-rata basis.

14.	Early settlement charge @ 1.0% of the total outstanding to be paid, in case of early settlement of the facility.

15.	The release of surplus funds from rental collection account will be subject to servicing the installment amount and within Bank’s discretion.

16.	To accept the terms of this Offer, please sign and return a copy hereof within 14 days from the date first written above otherwise this Offer will lapse.

17.	Without prejudice to the above paragraph and where the terms of this Offer are accepted by you in the manner stated above, this Offer shall not be binding on ISD-NBAD unless documentation and formalities are completed and executed to the entire satisfaction of ISD-NBAD on / or before 06/07/2014.

18.	This Offer is part of the documentation to be executed in respect of the Facility.

Date:	06/04/2014
Ref:	CAD/039/14

19.	ISD-NBAD may revoke this offer letter at its sole discretion if, an event occurs or series of events occur which might have in the opinion of ISD-NBAD adverse effect on your financial condition or where market conditions change, thus creating in Our sole opinion an adverse effect on our ability to offer the Facility to you on the terms of this Offer.

20.	You hereby commit yourself and undertake, in the event of any delay by way of procrastination in the payment of any Rental Payment (advance or normal) or any other amount due to ISD-NBAD on its due date, to donate to charity an amount to be added by ISD-NBAD to any next Rental Payment and calculated for the delay period on the basis of 2.0% p.a. of the overdue amount. Any delay in payment from your side shall be deemed as procrastination unless proven otherwise. The said amount shall be dispensed of for charitable purposes under the supervision of the Fatwa and Sharia’ Supervisory Board of National Bank of Abu Dhabi-Islamic Banking Division. ISD-NBAD shall not retain such amount nor account for it in its profits.

21.	Without prejudice to and in addition to any term or condition in any finance document which you may sign with the ISD-NBAD in respect of the Facility, ISD-NBAD shall have the right to cancel the Facility at any time without liability on its part if:

a.	You fail to provide any document or information required by ISD-NBAD in form and substance to the satisfaction of ISD-NBAD and within the period of time specified by it.

b.	You fail to comply with any term or condition, condition precedent, security or any other matter required from your pursuant to this Offer or pursuant to any document, contract or correspondence between you and ISD-NBAD.

c.	You do not utilize the Facility within a period of 90 days from the date of this Offer regardless of any other document or contract signed between you and ISD-NBAD in relation to the Facility, OR if the first draw down / utilization under the Facility did not occur for any reason attributed to you within the dates / timelines as specified or required in the Facility approval or as notified to you by ISD-NBAD from time to time.

d.	Any other event occurs which, in the reasonable opinion of ISD-NBAD would jeopardize the interests of ISD-NBAD or which may possibly result in a default by you under the Facility.

Date:	06/04/2014
Ref:	CAD/039/14

National Bank of Abu Dhabi, PJSC-Islamic Banking Division

/s/ Omar Katri
/s/ Fahad Al Shaer MD – ADNIF	Head of Business Banking
Signature:	Signature:

Date:	Date:

M/s. Brooge Petroleum and Gas Investment Company FZC

Signature:	Date:	15/4/2014